Exhibit 1.1


                      BEAR STEARNS MORTGAGE SECURITIES INC.

                       Mortgage Pass-Through Certificates


                                 TERMS AGREEMENT


                                             Dated:  as of December 20, 1996



To:  BEAR STEARNS MORTGAGE SECURITIES INC.

Re:  Underwriting Agreement dated June 25, 1996

Underwriter:  Bear, Stearns & Co. Inc.

Series Designation:  Series 1996-9

Class Designation Schedule of the Certificates: Class A-I-1, A-I-2, A-I-3, A-I-4, A-I-5, A-I-6, A-I-7, A-I-8, A-I-9, A-I-10, A-I-11, A-II, X, PO, B-1, B-2,
B-3, B-4, B-5, B-6, R-1 and R-2

Terms of the Certificates to be Purchased by the Underwriter:


                  Original
Class         Principal Amount                         Interest Rate
-----         ----------------                         -------------
A-I-1            $20,638,000                             6.550%
A-I-2            $ 3,685,000                            11.000%
A-I-3            $ 5,459,000                             6.800%
A-I-4            $13,885,000                             7.000%
A-I-5            $ 8,309,000                             7.100%
A-I-6            $ 6,317,000                             7.100%
A-I-7            $57,741,000                               (1)
A-I-8                (2)                                   (2)
A-I-9            $9,600,000                              7.450%
A-I-10           $7,664,000                              8.000%
A-I-11           $25,000,000                             8.000%
A-II             $17,974,774                             7.05%
X                    (4)                                   (4)
B-1              $6,244,000                              8.000%
B-2              $3,842,000                              8.000%
B-3              $2,882,000                              8.000%
R-1                 $ 100                                8.000%
R-2                 $ 100                                  (5)

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 (1)     The Class A-I-7 Certificates will bear interest at 5.825%
         per annum during the first Interest Accrual Period. During each Interest Accrual Period thereafter, the Class A-I-7 Certificates will bear interest, subject to a maximum rate of 9.00% per annum and a minimum rate of 0.45% per annum, at a rate per annum equal to 0.45% in excess of the London interbank offered rate for one-month U.S. dollar deposits ("LIBOR").

 (2) The Class A-I-8 Certificates will have a notional principal amount (the "Class A-I-8 Notional Amount") equal to the Current Principal Amount of the Class A-I-7 Certificates. The Class A-I-8 Certificates will bear interest at 3.175% per annum during the first Interest Accrual Period. During each Interest Accrual Period thereafter, the Class A-I-8 Certificates will bear interest, subject to a maximum rate of 8.55% per annum and a minimum rate of 0% per annum, at a rate per annum equal to 8.55% - LIBOR.

(3) The Class X Certificates will have a notional principal amount (the "Class X Notional Amount") equal to the aggregate Scheduled Principal Balances of all of the Mortgage Loans and will bear interest on the Class X Notional Amount at a variable Pass-Through Rate equal to the excess of (a) the weighted average of the Net Rates of all the Mortgage Loans over (b) the weighted average of the Pass-Through Rates of all the Certificates (other than the Class X Certificates). The Pass-Through Rate for the Class X Certificates for the first Interest Accrual Period is expected to be approximately 1.04% per annum.

 (4) The Class R-2 Certificates will bear interest on their Current Principal Amount at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group
         I Mortgage Loans.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement dated as of December 1, 1996, among Bear Stearns Mortgage Securities Inc., as Seller, ICI Funding Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee.

Form of Certificates Being Purchased by the Underwriters: Book Entry except for the Class R-1 and Class R-2 Certificates which will be in certificated, fully registered form.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day commencing in January, 1997.

Certificate Rating for the Certificates Being Purchased by the
Underwriters:


Class                                                Rating
-----                                                ------
                                             S&P                 Fitch
                                             ---                 -----

A-I-1.................................       AAA                  AAA
A-I-2.................................       AAA                  AAA
A-I-3.................................       AAA                  AAA
A-I-4.................................       AAA                  AAA
A-I-5.................................       AAA                  AAA
A-I-6.................................       AAA                  AAA
A-I-7.................................       AAA                  AAA
A-I-8.................................      AAAr                  AAA
A-I-9.................................       AAA                  AAA
A-I-10................................       AAA                  AAA
A-I-11 ...............................       AAA                  AAA
X.....................................       AAA                  AAA
A-II..................................       AAA                  AAA
B-1...................................       AA                   AA
B-2...................................        A                    A
B-3...................................       N/A                  BBB
R-1...................................       AAA                  AAA
R-2...................................       AAA                  AAA



Mortgage Assets:  The Mortgage Loans to be included in the Trust
Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $196,855,992.37 (plus $689,906.23 in accrued interest).

Credit Enhancement: None other than the subordination described in the related Prospectus Supplement.

Closing Date:  December 23, 1996, 9:00 a.m., New York time.


                  [Remainder of Page Intentionally Left Blank]

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.


BEAR, STEARNS & CO. INC.


By:  /s/ Jeffrey Mayer
     ----------------------------
     Name:  Jeffrey Mayer
     Title: Senior Managing Director

Accepted:

BEAR STEARNS MORTGAGE SECURITIES INC.


By:  /s/ Joseph T. Jurkowski, Jr.
     Name:  Joseph T. Jurkowski, Jr.
     Title: Vice President/Asst. Secretary

                                     Annex A


                             Mortgage Loan Schedule

              SEE EXHIBIT B OF THE POOLING AND SERVICING AGREEMENT